                                                                  EXHIBIT 10.13


CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406 * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION.


                            COLLABORATION AGREEMENT


        This Collaboration Agreement (the "Agreement") is made between ALANEX Corporation ("ALANEX"), and ASTRA AB ("ASTRA").


                                    RECITALS

        A. WHEREAS, ALANEX has developed proprietary molecular design technology, ALANET(TM), which enables ALANEX to analyze structure affinity relationships of agonists and antagonists of opioid receptors and to characterize a 3-D pharmacophore hypothesis;

        B. WHEREAS, ALANEX has developed proprietary methods for the rapid development of banks of diversity organic compounds, Pharmacophore Directed Parallel Synthesis(TM);

        C. WHEREAS, ASTRA intends to supply Chemical Entity Data to ALANEX to enable ALANEX to apply ALANET(TM)-I to assemble a database which is adequate for the application of ALANET(TM)-II; and

        D. WHEREAS, both parties desire that, in consideration of the funding provided by ASTRA, ALANEX apply the ALANET(TM) technology to the Chemical Entity Data supplied by ASTRA and use Pharmacophore Directed Parallel Synthesis(TM) methods to synthesize, isolate, purify, characterize, and supply novel, non-peptide ligands with desired opioid receptor ligand binding and efficacy characteristics (the "Collaboration").

        NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, ALANEX and ASTRA agree as follows:


                               1. EFFECTIVE DATE

        The agreement shall be effective as of December 19th, 1994 (the "Effective Date").


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                                 2. DEFINITIONS


        2.1 "ALANET(TM)" shall mean ALANEX's proprietary molecular design technology, including ALANET(TM)-I and ALANET(TM)-II, which can be applied to develop peptide-like or non-peptide molecules that mimic the actions of peptides.

        2.2 "ALANET(TM)-0" is the system applied to predict the folding of peptides and proteins and can be used to design new compounds of interest.

        2.3 "ALANET(TM)-I" is the process used in the development of a series of active analogs of the compound of interest.

        2.4 "ALANET(TM)-II" is a system that is used once a series of active analogs is created through the use of ALANET(TM)-I for rational drug design that allows the formulation of a 3-dimensional (3-D) pharmacophore hypothesis based on a set of compounds with known biological affinity.

        2.5 "PHARMACOPHORE DIRECTED PARALLEL SYNTHESIS(TM) (PDPS(TM))" is an ALANEX proprietary technology that is used to rapidly generate banks of relevant organic compounds of interest.

        2.6 "CHEMICAL ENTITY DATA" shall mean data supplied by ASTRA regarding the chemical structures and opioid receptor binding and intrinsic affinity of compounds discovered by ASTRA prior to the Effective Date, as well as compounds discovered independent of the Research Program after the Effective Date.

        2.7 "FTE" shall mean the equivalent of one full-time researcher.

        2.8 "ASTRA PATENT RIGHTS" shall mean any and all patents, patent applications and patent rights and divisions, continuations, continuations-in-part, divisional applications, renewals, substitutions, extensions or additions to such patents or applications, directly or indirectly owned or controlled by ASTRA, and any corresponding foreign patent applications or patents which rights existed prior to the Effective Date hereof or as later created independent of the Research Program and the Collaboration.

        2.9 "ALANEX PATENT RIGHTS" shall mean any and all patents, patent applications and patent rights and divisions, continuations, continuations-in-part, divisional applications, renewals, substitutions,



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extensions or additions to such patents or applications, directly or indirectly owned or controlled by ALANEX, and any corresponding foreign patent applications or patents based on such applications or patents which rights existed prior to the Effective Date hereof or as later created independent of the Research Program and the Collaboration.

        2.10 "NON COLLABORATION PRODUCTS" shall mean any products incorporating: (a) compounds that have been synthesized and are in the possession of ASTRA prior to the Effective Date; (b) compounds discovered and developed by ASTRA and/or third parties independent of the Research Program that are not compounds discovered or developed as a result of the Research Program; and (c) those compounds or products covered under any ASTRA Patent Rights.

        2.11 "PROGRAM COMPOUND" shall mean any novel compound discovered and developed as set forth under Section 3.2 and any compound included or derived from PDPS-generated banks of organic structures that have been shown to exhibit opioid receptor binding affinity with a Ki<10uM, for which ALANEX has developed and provided ASTRA with analytical information including detailed synthetic procedures, spectroscopic data and physiochemical properties enabling ASTRA to establish authenticity of the chemical structure, or such compound developed by ASTRA using pharmacophore information provided by ALANEX pursuant to Section 3.3.2, that exhibit opioid receptor binding affinity. The term "Program Compound" includes salts, esters, complexes, chelates, hydrates, isomers, stereoisomers, crystalline and amorphous forms, prodrugs, metabolites and metabolic precursors thereof.

        2.12 "RESEARCH PROGRAM" shall mean the research program described in
Section 3 below.

        2.13 "RESEARCH TERM" shall mean the three year period commencing on the Effective Date, subject to extension under Section 3.4.

        2.14 "CANDIDATE DRUG" shall mean a Program Compound elected by ASTRA based on dose finding studies for short term GLP toxicological studies and further development.

        2.15 "RESULTS" shall mean all Program Compounds and any and all ideas, inventions and knowledge related thereto and all intellectual property rights connected therewith.



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                              3. RESEARCH PROGRAM

        3.1 PURPOSE AND SCOPE. The purpose of the Collaboration is to characterize novel, non-peptide ligands with desired opioid receptor ligand binding affinity. During the Research Term and subject to the terms and conditions of this Agreement, ALANEX will use its good faith, scientific and business judgement to conduct the Research Program and to furnish the facilities and personnel necessary to carry out its responsibilities under the Research Program pursuant to the funding provided in Section 4 hereof.

        3.2  ALANEX  RESPONSIBILITIES.

                3.2.1 ALANEX shall (i) apply ALANET(TM)-I to the Chemical Entity Data supplied by ASTRA to assemble a database of analogs of the compounds for which the Chemical Entity Data was supplied and, (ii) apply ALANET(TM)-II to that database to identify new compounds with desired affinity at opioid receptors and to characterize a 3-D pharmacophore based on those compounds. ALANEX acknowledges that ASTRA will determine the Research Program direction within the target of development of compounds with opioid receptor binding activity. The target may be changed subject to mutual agreement by the parties.

                3.2.2 ALANEX will use its peptide, organic and medicinal chemistry, PDPS(TM) technology, and current and future databases to synthesize, isolate, purify and characterize novel non-peptide ligands with desired affinity to opioid receptors.

                3.2.3 ALANEX, with the assistance of ASTRA, will set up specific opioid receptor binding assays for the routine testing of compounds synthesized at ALANEX.

                3.2.4 ALANEX will provide to ASTRA adequate quantities of pure and characterized compounds identified by ALANEX that exhibit desired binding affinity to opioid receptors. Adequate Quantities shall mean amounts required for verification of in vitro affinity, physiochemical properties and early pharmacology studies.

                3.2.5 ALANEX shall provide ASTRA with 3-D pharmacophore information about peptide-like and/or non-peptide candidates that fulfill the requirements of the hypothesis. This will be an iterative process that will require refinement of the pharmacophore hypothesis after the synthesis and testing of new compounds.


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


        3.3  ASTRA  RESPONSIBILITIES.

                3.3.1 ASTRA shall be responsible for providing, at its own discretion, the Chemical Entity Data to enable ALANEX to assemble a database for ALANET(TM)-I that is adequate for the application of ALANET(TM)-II.

                3.3.2 ASTRA may carry on an effort independent of ALANEX, utilizing pharmocophore information supplied by ALANEX, to synthesize organic compounds with the required characteristics for binding to the opioid receptors of interest.

        3.4 RESEARCH DURATION. The Research Program shall be performed during the Research Term hereof, subject to extension upon mutual agreement of the parties.

        3.5 RECORD KEEPING. ALANEX will keep accurate scientific records relating to the Research Program and will make such records available to ASTRA or its authorized representative throughout the Term of the Agreement during normal business hours upon reasonable notice.

        3.6 ALANEX AGREEMENT REGARDING RESEARCH. ALANEX agrees that during the Research Term, as may be extended or terminated in accordance with the terms of this Agreement, and for twelve (12) months thereafter, it will not, alone or together with any third party, engage in research regarding opioid receptor ligands. Nothing herein shall limit ALANEX's ability to conduct research regarding any subject other than opioid receptor ligands during the period described in the immediately preceding sentence or ALANEX's ability to conduct research regarding any subject following the expiration of such period.


                                  4.  FUNDING

        4.1 PROJECT INITIATION FEE. To fund the performance by ALANEX of its obligations under this Agreement, ASTRA will pay to ALANEX $250,000.00 after the signing of this Agreement and prior to the initiation of the project. This fee should be used to purchase equipment needed for the initiation of the research program and is independent of FTE and milestone payments.


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                                               *CONFIDENTIAL TREATMENT REQUESTED


         4.2 FTE PAYMENTS. ALANEX will be paid *********** per year per FTE, adjusted annually by the Consumer Price Index of San Diego, California, USA, over the preceding calendar year starting 1995 (the "FTE Rate"). Payments will be made on a quarterly basis commencing not later than December 20, 1994. The initial number of FTE's will be *******. These will include one (1) FTE for a computational chemist, ************* for synthetic organic-medicinal chemistry, and one (1) FTE for a pharmacologist to perform receptor ligand binding assays. The FTE constitutes the entire compensation for the services performed under this Agreement.

        4.3 FUNDING COMMITMENT MODIFICATION. At any time during the term of a Research Program, either Party may propose in writing an increase or decrease of the number of FTE's. ALANEX may request a change in the FTE Rate for the remaining term of such Research Program; after providing competent proof and explanation that ALANEX's research department cost structure exceeds the FTE rate set forth in Section 4.2 and upon approval of ASTRA, which approval shall not be unreasonably withheld, the FTE rate will change accordingly.

        Notwithstanding the above, ASTRA is entitled upon three (3) months' prior written notice to ALANEX to terminate the Research Program for any reason. Upon such premature termination of the Research Program, the remainder of this Agreement will continue to be in full force and effect until terminated in accordance with Article 10 below, and ASTRA will, as entire compensation for the premature termination of the Research Program, compensate ALANEX for reasonable and unavoidable wind-up costs not exceeding the FTE rate for six (6) months.

                          5. CONSULTATION AND REPORTS


        5.1 CONSULTATION. During the Term of the Agreement, ASTRA's representatives may consult informally with ALANEX's representatives regarding the Research Program, both personally and by telephone. Access to ASTRA work carried on in ALANEX laboratories in the course of the Research Program shall be made available to ASTRA during normal business hours upon reasonable notice.

        5.2 RESEARCH COMMITTEE. A Research Committee will be created to manage the Research Program. Each Party will designate three (3) representatives to act as members of the Research Committee. Meetings will be held no less than every three (3) months and their location will


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alternate between Montreal and San Diego. The chairman of each Research
Committee Meeting will be a member from the host company. The Research Committee will, within the frames of this Agreement, be responsible for the formulation and ongoing revision of the Research Plan and for the monitoring and assessment of the resultant research.

        5.3 REPORTS. Routines of reporting will be established by the Research Committee.

        5.3 REPORT USAGE. All reports and information submitted to ASTRA as a result of the Research Program may be freely utilized by ASTRA.

                             6. OWNERSHIP: PATENTS

        6.1 OWNERSHIP.

        6.1.1 ALANEX acknowledges that ALANEX has no ownership rights in or to any peptide or non-peptide materials furnished by ASTRA or to any ASTRA Patent Rights or any other ASTRA proprietary rights. ASTRA acknowledges that ASTRA has no rights in or to any ALANEX Patent Rights or any other ALANEX proprietary rights referable to ALANET(TM) and PDPS(TM).

        6.1.2 The entire right, title and interest in and to the Results shall be the exclusive proprietary rights of ASTRA, including the right to apply for patents in its own name and to exploit any part of the Results regardless if such part originates from ASTRA or ALANEX.

        6.2 PATENTS. ASTRA shall be free to determine whether or not it chooses to file one or more patent applications to obtain patent rights with respect to any ASTRA Compound or Program Compound. ASTRA shall pay any and all expenses in connection with filing and maintaining such patents.

        6.2.1 ALANEX undertakes at the request of ASTRA to sign any and all documents necessary or useful in connection with applications for patent or application for any other industrial property right and further to confirm ASTRA's proprietary right (ownership) to the Results.

        6.2.2 ALANEX undertakes to see to it that employees and other persons working with ALANEX in such ways, that they can be



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                                               *CONFIDENTIAL TREATMENT REQUESTED


considered as inventors to any patentable invention generated as a Result, are obligated as ALANEX to this Agreement.

                             7. MILESTONE PAYMENTS

        7.1 MILESTONE PAYMENTS. ASTRA shall pay to ALANEX the milestone payments described below within thirty (30) days after attainment by ASTRA of each described milestone:

                (a) For the first Program Compound selected by ASTRA as
                    Candidate Drug the milestone events and payments are the following:

                -   upon selection as a Candidate Drug        $  *******
                -   upon the first filing of an IND           $  *******

                -   upon the first filing of an NDA           $*********

                -   upon the first NDA approval in the U.S.   $*********

                (b) For each subsequent Program Compound(s) selected by ASTRA as
                    Candidate Drug(s), the milestone events will be the same as above under (a), but the payments will be ************
                    ***** the amounts indicated for each milestone above under (a).

                (c) Other than as set forth in section 4 above, and this section
                    7, ASTRA shall not be obliged to pay any compensation to ALANEX for services provided or the rights granted to ASTRA hereunder.

                                  8. PUBLICITY

        8.1 PRESS RELEASE AND REQUIRED REPORTING. Neither party shall make reference to the other in a press release or any other written statement in connection with this Agreement if it is intended for use in the public media, except as required by the applicable law or regulation, or with the consent of the other party.


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        8.2  PUBLICATIONS.  With respect to publication of information other than a press release, ASTRA shall have the right to submit for publication any information concerning an ASTRA Compound. ASTRA will include appropriate ALANEX personnel in the preparation and authorship of all resultant publications.

                8.2.1 ALANEX undertakes not to make any publications whatsoever regarding the Results without the prior written consent of ASTRA.


                          9.  CONFIDENTIAL INFORMATION

        9.1 The Secrecy Agreement between the parties dated February 28, 1994, is hereby terminated and replaced by the confidentiality provisions hereinafter set forth.

        9.2 In the collaboration hereunder, it is acknowledged that each party will disclose to the other ("Receiver") information, which is confidential and proprietary information of the disclosing party ("Discloser"). Any information provided hereunder from one party to the other which, by its nature, is confidential and proprietary information of Discloser is below referred to as Confidential Information.

        9.3 Receiver shall maintain the Confidential Information of Discloser in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise ever reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its employees or other persons working with Receiver.

        9.4 The provisions of Article 9 shall not apply to any Confidential Information disclosed hereunder which:

                (a)  at the time of disclosure is in the public domain;

                (b) after disclosure becomes part of the public domain by publication or otherwise, except by breach Receiver's undertakings under this Agreement;


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                (c)  Receiver can establish by competent proof was in its
                     possession at the time of disclosure and was not acquired, directly or indirectly, from Discloser;

                (d) Receiver can establish by competent proof was either developed by Receiver independently of the Confidential Information received from Discloser or received from a third party provided, however, that such information was not obtained by said third party directly or indirectly from Discloser; or

                (e) ASTRA is required to disclose to relevant authorities in connection with its development and exploitation of a Program Compound.

        9.5 The confidentiality obligations above will be valid during the term of this Agreement and seven (7) years thereafter.


                                10.  TERMINATION

        10.1 TERM. This Agreement shall remain in full force and effect from the Effective Date until terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

        10.2  EARLY TERMINATION.  This Agreement may be terminated:

                (a)  by the written agreement of both parties;

                (b) in the event that either party shall be in default of its material obligations under this Agreement and upon written notice thereof, this Agreement shall Terminate upon expiration of the sixty (60) day period; or

                (c) by either party upon the insolvency of, or filing either a voluntary petition by or an involuntary petition against (if not dismissed within sixty (60) days after the filing) the other party.

        10.3 EFFECT OF TERMINATION. Upon termination of this Agreement prior to the expiration of the Research Term, the Research Program set forth in
Section 3 shall cease. Notwithstanding any


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termination, the provisions of Sections 4, 6, 7, 8 and 9 shall survive to the extent obligations have accrued thereunder prior to termination and including, without limitation, the obligation of ASTRA to make milestone payments provided for herein.

                11. DISPUTE RESOLUTION; VENUE AND CHOICE OF LAW

        11.1 DISPUTE RESOLUTION. In the event that at any time during the term of this Agreement a disagreement, dispute, controversy or claim should arise out of or relating to the interpretation of or performance under, this Agreement, or the breach or invalidity thereof, the parties will attempt in good faith to resolve their differences before restoring to the termination procedures provided in Section 10 of this Agreement by submitting such dispute to the Chief Executive Officers of the parties (or their designees) for thirty
(30) days, following which either party shall be free to take any action and seek any remedy it may have at law or in equity including specific performance and injunctive relief.

        11.2 GOVERNING LAW. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of New York.

        11.3 ARBITRATION. Any controversy or claim arising out of or related to this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association.

                               12. MISCELLANEOUS

        12.1 WAIVER. No delay in enforcing a party's rights hereunder or any waiver as to a particular breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

        12.2 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, other than as contemplated by the Agreement, neither party shall assign any of its rights and obligations hereunder except as incident to the merger, consolidation, reorganization, or acquisition of stock or assets affecting substantially all of the assets or 50% or


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more of the voting power of the assigned party. The parties may assign their rights and/or obligations to any of their respective Affiliates.

        12.3 ADDITIONAL DOCUMENTS. Each party agrees to execute such further papers or agreements as may be necessary to effect the purposes of this Agreement.

        12.4 NOTICES. Any notice or other communication required or permitted to be given and to be effective on the date of delivery if delivered in person or by facsimile or five (5) days after mailing by registered or certified mail, postage paid, to the other party at the following address:

        In the case of ASTRA:
                                ASTRA Pain Control
                                275 bis, boul. Aramand Frappier
                                Edifice 3000
                                Laval, Quebec, Canada
                                H7V 4A7
                                Attn: Claes Wahlestedt, M.D., Ph.D.
                                Director of Montreal Research Unit
                                Phone: 514/973-3020
                                Fax: 514/973-3031

        In the case of ALANEX:
                                ALANEX Corporation
                                3550 General Atomics Court
                                San Diego, CA 92121
                                Attn: Marvin R. Brown, M.D.
                                President & Chief Executive Officer
                                Phone: 619/455-3200
                                Fax: 619/455-3201

Either party may change its address for communications by a notice to the other party in accordance with this section.

        12.5 AMENDMENT. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

        12.6 FORCE MAJEURE. Any delays in performance by any party under this Agreement (other than a party's failure to pay money to the other party) shall not be considered a breach of this Agreement if and

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to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrences shall immediately notify the other party and at any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

        12.7 INDEPENDENT CONTRACTORS. In making and performing this Agreement, ALANEX and ASTRA act and shall act at all times as independent contractors, and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between ASTRA and ALANEX. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party.

        12.8 SEVERABILITY. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be rendered valid and enforceable to the full extent.

        12.9 CUMULATIVE RIGHTS. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

        12.10 ENTIRE AGREEMENT. This Agreement and any and all Exhibits referred to herein embody the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.


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        IN WITNESS WHEREOF, both ALANEX and ASTRA have executed this Agreement, in duplicate originals, by their respective officer hereunto duly authorized, as of the day and year hereinabove written.


ASTRA AB


By:   /s/ Claes Wilhelmsson                By:  /s/ Goran Lerenius
    ---------------------------------          ----------------------------
    Claes Wilhelmsson, M.D., Ph.D.             Goran Lerenius
    Executive Vice President                   Vice President
    Head, Research & Development               Head of Legal Affairs




ALANEX CORPORATION


By:   /s/ Marvin R. Brown
    ---------------------------------
    Marvin R. Brown, M.D.
    President & Chief Executive Officer





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